FOR MORE INFORMATION, PLEASE CONTACT The Piacente Group, Inc. Brandi Floberg or Kathy Price 212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

SED INTERNATIONAL HOLDINGS REPORTS
FISCAL YEAR 2011 AND FOURTH QUARTER FINANCIAL RESULTS

 - Achieves Fiscal 2011 Net Sales of $607 Million, Up 12.1% Year-over-year;
Operating Income of $4.9 million, Up 35.4% Year-over-year, and
Net Income of $3.1 Million, Up 63.9% Year-over-year*

- SED to Host Investment Community Conference Call Today at 4:30 PM ET -

LAWRENCEVILLE, GA– September 14, 2011 – SED International Holdings, Inc. (Amex: SED), multinational supply chain management provider and distributor of leading computer technology, consumer electronics and small appliances, today announced financial results for the fiscal year and fourth quarter ended June 30, 2011.

Fiscal Year 2011 Financial Highlights, Year-over-year Comparisons:

•	Net sales increased 12.1% to $607.0 million.

o	Microcomputer product sales, including handling revenue, increased 16.1% to $537.7 million.

o	Consumer electronics product sales declined 11.7% to $69.3 million.

o	Domestic sales, including exports and after eliminations, increased 10.2% to $467.9 million.

-	Our U.S. export business sales for the period, net of eliminations, grew by 5.5% to $89.8 million from $85.1 million in fiscal year 2010.

o	Latin America sales increased 19.7% to $139.1 million after translation into U.S. dollars. When measured in local currencies, Latin American sales increased 15.4%.

•
Gross margin was 5.2%, compared with 5.3% in fiscal 2010. When accounting for the impact of foreign currency translation, gross margin decreased by 3 basis points year-over-year. The decrease in gross margin was due primarily to product mix in the U.S., including increased sales of lower margin hard drives and software products, as well as lower gross margins on export sales from the U.S. Gross margins in Latin America net of foreign currency transactions increased by approximately 50 basis points in fiscal 2011 compared with fiscal 2010.

•
Operating income improved to $4.9 million, compared with $2.0 million in fiscal year 2010.  The fiscal 2010 period includes a $1.6 million provision for a contract settlement. Excluding the fiscal 2010 provision for a contract settlement, operating income increased 36% year-over-year.

•
Net income grew to $3.1 million, or $0.63 per diluted share, compared with $302,000, or $0.06 per diluted share in fiscal year 2010.  Excluding the aforementioned $1.6 million provision in the fourth quarter of fiscal 2010, net income increased 64% year-over-year.

•
SED’s Return on Invested Capital, or ROIC, for the 2011 fiscal year was 6.6%, compared with 6.1% in the 2010 fiscal year.* SED’s ROIC metric is calculated on an annualized basis using operating income divided by an average of quarter-end stockholders’ equity and debt, net of cash.

•
As of June 30, 2011 cash and cash equivalents were $4.8 million. Net trade receivables were $64.3 million, net inventories were $63.4 million, working capital was $20.8 million, and total shareholder’s value was $22.7 million.

•
At June 30, 2011, available borrowings under SED’s credit facilities with Wells Fargo and Helm Bank were approximately $18.2 million, after deducting $5.7 million in reserves for outstanding letters of credit.

*Excludes a $1.6 million employee contract settlement charge related to the early retirement of a senior executive.

Fourth Quarter Fiscal 2011 Financial Highlights, Year-over-year Comparisons:

•	Net sales increased 14.6% to $152.6 million.

•
Gross margin decreased by 64 basis points year-over-year to 4.7%, primarily due to a higher percentage of sales from lower margin hard drives and software products. When accounting for the impact of foreign currency transaction gains and/or losses, gross margin decreased by 31 basis points year-over-year.

•	Operating income declined 6.0% to $933,000 due primarily to lower gross margins and a 9.7% increase in SG&A expense associated primarily with higher selling costs related to increased sales.

•	Net income was $443,000, or $0.09 per diluted share, compared with $663,000, or $0.14 per diluted share in the fourth quarter of fiscal 2010.

“Although our business was impacted in the fourth quarter by a decline in consumer confidence and weak margins resulting from sales mix of lower margin products, our fundamentals remain strong,” said Jonathan Elster, President and Chief Executive Officer of SED.  “We are focusing our sales efforts on higher margin product categories and expect that our new vendor additions as well as new products and a Northeast U.S. presence, obtained by the ArchBrook Laguna transaction, will restore and eventually improve operating margins to historical levels.  In addition to ramping our higher margin small appliances business through the launch of an SED Lehrhoff division, we are placing great emphasis on sales segmentation to arm our sales team with dedicated channel-specific expertise to boost sales and improve our margin profile.”

Fiscal Year 2011 and Recent Corporate Highlights

•	Began trading on the NYSE Amex under the ticker symbol “SED” on March 1, 2011.

•	Expanded and relocated Atlanta, GA area distribution center and corporate headquarters to meet capacity demands of growing business.

•
Approved an additional $1.3 million for purchases under its stock repurchase program under which 410,307 shares of SED were repurchased in fiscal year 2011. This authorization brings the aggregate dollar amount authorized by SED’s Board of Directors to more than $1.5 million since the inception of the repurchase plan in August 2009, under which SED has repurchased a total of 461,915 shares at an average cost of $3.74 as of June 30, 2011.

•
Acquired certain assets of ArchBrook Laguna LLC and subsidiary Lehrhoff & Co., Inc. to expand higher margin small appliances business, add a Northeast U.S. distribution center for both Lehrhoff and SED products, and enhance business in other areas of its operations.

•	In total in fiscal 2011, SED broadened its vendor scope with the addition of new vendors in key line-card categories including:

o	Significant expansion of computer product lines with Lenovo PC, ASUS motherboard, and several new tablet lines;

o	Boosted consumer electronics business with addition of new strategic partnership agreements to distribute Polaroid, Pinnacle Speakers, and additional Canon products; and

o
Enhanced Latin American offerings, highlighted by the additions of Acer Latin America and LG monitors, projectors and optical drives; and higher margin accessory lines, such as Intec batteries, Eaton electrical components, and Level One electronics products.

•	Appointed new Chief Financial Officer Stan Baumgartner, a seasoned financial executive with an extensive Fortune 500 background.

•
Strengthened executive team with key industry veteran appointments to support strategic growth initiatives in the U.S. and Latin America: Eddie Lageyre to Senior Vice President, U.S. Purchasing, Ronell Rivera to Senior Vice President for Latin America, and Mauricio Arcila to General Manager of SED Colombia.

“In fiscal 2011 we strengthened our operations, and progressed our strategic and financial objectives demonstrating a 64% annual increase in net income, on a normalized basis, and 12% annual revenue growth,” Elster continued.  “There remains tremendous growth opportunity for SED in both the U.S. and Latin America where we can continue to expand our business while executing expense control, margin improvement and inventory management. The recent acquisition of assets from the established ArchBrook Laguna/Lehrhoff business positions SED in small appliances, expands sales to both new as well as existing SED customers, and also provides a Northeast U.S. hub to increase total SED sales.  Opportunity to expand our sales across our business segments and strengthen our foothold in key geographies will provide the foundation for SED’s continued growth and accelerated profitability.”

Conference Call

SED’s CEO and CFO will host a teleconference and webcast on Wednesday, September 14, beginning at 4:30 p.m. Eastern Daylight Time to discuss the Company’s financial results and recent developments. Interested parties may participate in the conference call by dialing 1-877-941-1427 in the United States and Canada, and 1-480-629-9664 internationally.  The call also will be available as a live, listen-only webcast on the “Investor Relations” section of the Company’s website at http://www.sedonline.com.

An audio replay of the call will be available beginning approximately one hour following the conclusion of the live call through September 28, 2011. The audio replay can be accessed by dialing 1-800-406-7325 from the United States and Canada, or 1-303-590-3030 internationally, and entering access ID Number 4469260. Following the live webcast, an online archive will be available for 90 days.

For more detailed information on the Company’s financial results, please refer to SED’s related Form 10-Q filed with the U.S. Securities & Exchange Commission, which will be accessible online at www.sec.gov or www.SEDonline.com.

ABOUT SED INTERNATIONAL HOLDINGS, INC.
Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics and small appliances.  The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.Any forward-looking statements represent management's best judgment as to what may occur in the future.However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the “Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

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SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$4,751,000	$7,445,000
Trade accounts receivable, less allowance for doubtful accounts of $783,000 (2011) and $542,000 (2010)	64,335,000	53,893,000
Inventories	63,359,000	47,948,000
Deferred tax assets, net	443,000	313,000
Other current assets	6,617,000	3,897,000
Total current assets	139,505,000	113,496,000
Property and equipment, net	1,928,000	926,000
Total assets	$141,433,000	$114,422,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$70,681,000	$61,955,000
Accrued and other current liabilities	9,581,000	10,129,000
Revolving credit facilities	38,430,000	22,297,000
Total liabilities	118,692,000	94,381,000

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value; 129,500 shares authorized, none issued	–	–
Common stock, $.01 par value; 100,000,000 shares authorized, 6,979,161 (2011) and 6,739,031 (2010) shares issued, 4,867,697 (2011)
and 5,044,540 (2010) shares outstanding	70,000	68,000
Additional paid-in capital	70,648,000	69,957,000
Accumulated deficit	(30,112,000)	(33,229,000)
Accumulated other comprehensive loss	(3,171,000)	(3,668,000)
Treasury stock, 2,111,464 shares, at cost	(14,694,000)	(13,087,000)
Total shareholders’ equity	22,741,000	20,041,000
Total liabilities and shareholders’ equity	$141,433,000	$114,422,000

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010

Net sales	$152,623,000	$133,148,000	$606,983,000	$541,663,000
Cost of sales	145,384,000	126,032,000	575,330,000	513,210,000
Gross profit	7,239,000	7,116,000	31,653,000	28,453,000
Selling, general and administrative expenses, excluding employment contract settlement expense and depreciation and amortization expense	6,513,000	5,939,000	26,624,000	24,674,000
Employment contract settlement expense	—	—	—	1,600,000
Depreciation and amortization expense	111,000	89,000	440,000	380,000
Foreign currency transactions loss (gain)	(318,000)	95,000	(285,000)	(201,000)
Operating income	933,000	993,000	4,874,000	2,000,000
Interest income	(16,000)	(20,000)	(53,000)	(93,000)
Interest expense	252,000	227,000	979,000	1,341,000
Income before income taxes	696,000	786,000	3,948,000	752,000
Income tax expense	254,000	123,000	831,000	450,000
Net income	$443,000	$663,000	$3,117,000	$302,000

Basic income per common share	$0.10	$0.15	$0.68	$0.07
Diluted income per common share	$0.09	$0.14	$0.63	$0.06